Exhibit 99.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Investments	$38,201.8	$38,084.4
Deferred policy acquisition costs	3,450.1	3,219.3
Other assets	2,250.0	2,182.7
Assets held in separate accounts	58,071.2	57,084.5

Total assets	$101,973.1	$100,570.9

Liabilities and Shareholder’s Equity
Future policy benefits and claims	$35,868.5	$35,322.3
Long-term debt, payable to Nationwide Financial Services, Inc. (NFS)	700.0	700.0
Other liabilities	3,413.1	3,464.5
Liabilities related to separate accounts	58,071.2	57,084.5

Total liabilities	98,052.8	96,571.3

Total shareholder’s equity	3,920.3	3,999.6

Total liabilities and shareholder’s equity	$101,973.1	$100,570.9

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Statements of Income

(Unaudited)

(in millions)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues:
Policy charges	$254.2	$228.9	$508.9	$451.8
Life insurance premiums	65.5	70.5	130.5	145.8
Net investment income	482.3	494.5	985.1	980.8
Net realized losses on investments, hedging instruments and hedged items	(27.1)	(21.8)	(38.6)	(64.8)
Other	5.0	3.0	6.5	5.5

Total revenues	779.9	775.1	1,592.4	1,519.1

Benefits and expenses:
Interest credited to policyholder account values	312.2	331.1	628.0	656.5
Other benefits and claims	86.5	88.2	169.9	187.1
Policyholder dividends on participating policies	11.2	9.6	19.7	20.5
Amortization of deferred policy acquisition costs	102.2	94.2	205.8	173.5
Interest expense on debt, primarily with NFS	15.1	11.8	29.4	23.6
Other operating expenses	150.2	133.4	297.1	268.1

Total benefits and expenses	677.4	668.3	1,349.9	1,329.3

Income from continuing operations before federal income tax expense	102.5	106.8	242.5	189.8
Federal income tax expense	16.7	25.2	51.4	42.2

Income from continuing operations	85.8	81.6	191.1	147.6
Cumulative effect of adoption of accounting principle, net of tax	—	—	(3.3)	—

Net income	$85.8	$81.6	$187.8	$147.6

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